Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-132296

PROSPECTUS SUPPLEMENT NO. 8
TO
PROSPECTUS DATED APRIL 25, 2008

MDWERKS, INC.

This prospectus supplement should be read in conjunction with our prospectus dated
April 25, 2008 and in particular “Risk Factors” beginning on page 5 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of MDwerks, Inc., filed with the Securities and Exchange Commission on November 3, 2008.

The date of this prospectus supplement is November 3, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2008

MDWERKS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-118155	33-1095411
(Commission File Number)	(IRS Employer Identification Number)

Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442
(Address of Principal Executive Offices)

(954) 389-8300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On October 29, 2008, MDwerks, Inc. (the “Company”) held a special meeting of the stockholders of the Company (the “Special Meeting”). At the Special Meeting, the stockholders approved an amendment to Article 4 of the Certificate of Incorporation of the Company to increase the authorized number of shares of common stock, par value $0.001 per share, of the Company from 100 million shares to 200 million shares. The stockholders also approved an amendment to Section 1 of Article I of the Company’s Bylaws to appropriately reflect the name of the Company as “MDwerks, Inc.” and an amendment to Section 2 of Article II of the Company’s Bylaws to change the date of the annual meeting of the Company to May 31 of each year or such other date as the Board of Directors determines.

Item 8.01  Other Events.

At the Special Meeting, the stockholders of the Company elected the following people to serve on the Board of Directors of the Company and on the committees designated next to their name:

Howard B. Katz, Chairman of the Board of Directors
David M. Barnes, Director, Audit Committee Chairman and Compensation Committee Chairman
Peter Dunne, Director and Compensation Committee Member
Paul Kushner, Director and Audit Committee Member
Shad Stastney, Director
Chris Phillips, Director
Sheldon Steiner, Director

The stockholders of the Company also ratified the appointment of Sherb & Co., LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2008 and for the 2009 quarterly SEC reports.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description

1.1	Certificate of Amendment of Certificate of Incorporation of MDwerks, Inc.

1.2	Amendment No. 1 to Bylaws of MDwerks, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MDWERKS, INC.

Dated: November 3, 2008	By:	/s/ Howard B. Katz
Howard B. Katz
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

1.1	Certificate of Amendment of Certificate of Incorporation of MDwerks, Inc.

1.2	Amendment No. 1 to Bylaws of MDwerks, Inc.

Exhibit 1.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

MDwerks, Inc.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is MDwerks, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by substituting in lieu of said Article 4 the following new Article 4:

1. The total number of shares of stock which this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of common stock with a par value of $.001 and Ten Million (10,000,000) shares of preferred stock with a par value of $.001.

2. The Board of Directors is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(i) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(ii) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

(iii) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other series of Preferred Stock or on any other class or classes of stock of the Corporation or any series of any such class;

(iv) whether the shares of such series shall be subject to redemption at the option of the Corporation or the holder thereof, and, if so, the times, prices and other conditions of such redemption;

(v) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, any liquidation of the Corporation, or upon any distribution of the assets, of the Corporation and the preference or relation which such amounts or distributions shall bear to the amounts or distributions payable in such liquidation with respect to any other series of Preferred Stock or with respect to any other class or classes of stock of the Corporation or any series of any such class;

(vi) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii) whether the shares of such series shall be convertible into, or exchangeable for, shares of Common Stock, Preferred Stock of any other series or any other class or classes of stock of the Corporation or any series of any such class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

(viii) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition at the option of the Corporation or any holder of, the Common Stock or shares of Preferred Stock of any other series or any other class or classes of stock of the Corporation or any series of any such class;

(ix) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any class or classes of stock of the Corporation or any series of any such class; and

(x) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof. The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of October, 2008.

By:	/s/ Vincent Colangelo
Authorized Officer
Title: Secretary
Name: Vincent Colangelo

Exhibit 1.2

AMENDMENT No. 1 TO BY-LAWS
Of
MDWERKS, INC.
(A DELAWARE CORPORATION)

The stockholders and the Board of Directors of MDwerks, Inc. (the “Corporation”) have approved the following amendments to the By-Laws of the Corporation, effective on this the 29th day of October, 2008:

Section 1 of Article I of the Bylaws the Corporation is hereby amended and restated to read as follows:

Section 1. Name. The legal name of this corporation is MDwerks, Inc.

Section 2 of Article II of the Bylaws of the Corporation is hereby amended and restated to read as follows:

Section 2. Annual Meeting. An annual meeting of the stockholders of the Corporation for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on the 31st day of May in each year, if not a legal holiday, and if a legal holiday, then on the next secular day. If for any reason any annual meeting shall not be held at the time herein specified, the same may be held at any time thereafter upon notice, as herein provided, or the business thereof may be transacted at any special meeting called for the purpose.

The stockholders of the Corporation have approved the foregoing amendments at a special meeting of the stockholders of the Corporation held on October 29, 2008 and the Board of Directors of the Corporation has approved such amendments by written consent of the Board of Directors.

Dated: October 29, 2008

/s/ Vincent Colangelo
Vincent Colangelo
Corporate Secretary